Exhibit 10.1

EUR 150,000,000 TERM LOAN AGREEMENT

This Agreement is dated 24 October 2016 and is made between:

(1)	Xylem Europe GmbH, a company incorporated under the laws of Switzerland, having its registered address at Bleicheplatz 6, 8200 Schaffhausen, Switzerland, registration number CH-287.650.247(the Borrower);

(2)	Xylem Inc., an Indiana company incorporated under the laws of United States of America, having its registered address at 1 International Drive, Rye Brook, NY 10573, United States of America, registration number 201 105 050 0560 (the Parent Guarantor);

(3)	ING Bank, a branch of ING-DiBa AG, a company incorporated under the laws of Germany, having its registered address at Hamburger Allee 1, 60486 Frankfurt am Main (the Bank).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

Terms used in this Agreement have the following meaning:

Affiliate means in relation to any Person, a Subsidiary of that Person, or a Holding Company of that Person or any other Subsidiary of that Holding Company.

Agreement means this agreement (including the attached schedules) as amended from time to time.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the date of this Agreement to and including the date falling one month after the date of this Agreement.

Base Rate means for any Loan or Unpaid Sum in EUR the EURIBOR Screen Rate as at 11.00 a.m. (Frankfurt time), on the relevant Rate Fixing Day for such currency for a period equal in length to the Interest Period of that Loan or Unpaid Sum and, if any such rate is below zero, the Base Rate will be deemed to be zero.

Break Funding Costs means the amount reasonably determined by the Bank to be the costs incurred as a result of the Borrower repaying a Loan on another date than the last day of an Interest Period.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Frankfurt am Main, Germany.

Change of Control means (i) the current parent or controlling shareholder ceasing to Control the Borrower or (ii) the obtaining of Control over the Borrower and/or Parent Guarantor by a Person or a group of Persons who acted jointly on the basis of an arrangement or understanding between themselves or (iii) if any Person or group of Persons shall have acquired beneficial ownership of more than 30% of the outstanding shares of the Parent Guarantor.

Commitment means the amount specified in Clause 2 Facility to the extent not cancelled, increased or reduced under this Agreement.

Compliance Certificate means a Compliance Certificate in accordance with Section 5.03 (c) (ii) of the Revolving Facility.

Control means (i) the direct or indirect ownership of more than 50% of the shares, voting capital or similar rights of ownership of a Person, or (ii) the power to directly or indirectly, on the basis of an agreement, through the exercise of voting rights or otherwise, appoint or dismiss the majority of the members of the board of directors or supervisory board or give instructions regarding the policy of the Person with which such members are obliged to comply.

Cost of Funds means the interest rate per annum which the Bank determines in its sole discretion is the cost it will incur in order to fund a Loan in the public or private markets.

Default means an Event of Default or any event or circumstance which would become an Event of Default with the lapse of time, giving of notice, expiry of a grace period or the making of any determination of an Event of Default.

Euro, euro, € and EUR means the currency that, at the date of this Agreement, has been adopted by some of the member states of the European Community as their lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

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Event of Default means an event or circumstance specified as such in Clause 12 Events of Default.

Facility means the term loan facility made available pursuant to this Agreement.

Finance Document means this Agreement, any Compliance Certificate, Parent Guarantee, Utilisation Request, Revolving Facility (only for the purpose of calculation of the Financial Covenants and Compliance Certificate), and any other document designated as such by the Bank and the Borrower, all as may be amended from time to time.

Financial Covenants means the financial covenants set out in Clause 9 Financial Covenants.

Financial Indebtedness means any indebtedness for or in respect of:

a)	moneys borrowed;
b)	any acceptance credit;
c)	any bond, note, debenture or other similar instrument;
d)	any agreement treated as a ‘financial lease’ in accordance with IFRS, (local) GAAP (General Accepted Accounting Principles) or (other) local accounting standards;
e)	receivables sold or discounted (otherwise than on a non-recourse basis);
f)	any derivative transaction entered into to protect against or benefit from fluctuations in any interest, rate or price (and the then marked to market value of the derivative transaction will be used to calculate its amount);
g)	any other transaction which has the commercial effect of a borrowing;
h)	any counter-indemnity obligation or other recourse commitment in respect of any guarantee, indemnity, bond, letter of credit, or other similar instrument issued by a bank or financial institution; or
i)	any guarantee, indemnity, surety-ship or similar assurance against financial loss in respect of any liability referred to in the above paragraphs (a) up to and including (h).

Group means the Borrower, the Parent Guarantor and its Subsidiaries from time to time.

Holding Company means, in relation to a Person, any other Person in respect of which it is a Subsidiary.

Increased Cost means:

(a)	an additional or increased cost (including, but not limited to, any cost incurred by the Bank or any of its Affiliates as a result of the compliance with the minimum reserve requirements or other requirements imposed by any relevant central bank, by law or regulation);
(b)	a reduction in the rate of return from the Facility or on the Bank’s or any of its Affiliates invested overall capital; or
(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by the Bank or any of its Affiliates to the extent attributable (directly or indirectly) to the Bank having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Interest Period means, in relation to a Loan or Unpaid Sum, the period determined in accordance with Clause 5 Interest and Fees.

Loan means a loan made or to be made available under the Facility or the principal amount outstanding for the time being of that loan.

Margin means the rate set out in Clause 5.3 Margin.

Market Disruption Event means:

(a)	at or about 11:00 a.m. (Frankfurt time) on a Rate Fixing Day the relevant Screen Rate or Interpolated Screen Rate is not available for the relevant Interest Period; or
(b)	before close of business in Frankfurt a.M. (Germany) on a Rate Fixing Day, the cost to the Bank of funding the Loan in the European interbank market for the relevant Interest Period would be in excess of the Base Rate.

Material Adverse Effect means any material adverse effect on:

(a)	the financial condition, business or assets of the Borrower or the Parent Guarantor;
(b)	the ability of the Borrower to perform its obligations under any Finance Document; or
(c)	the validity, enforceability, effectiveness or ranking of any Finance Document or of a right of the Bank thereunder.

Original Financial Statements means the audited financial statements of the Borrower and the audited consolidated financial statements of the Parent Guarantor for the financial year ended 31st December 2015 each.

Party means a party to this Agreement.

Person means any natural person, legal entity, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality).

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Rate Fixing Day means, for any period for which an interest rate is to be determined, two Business Days before the first day of that period.

Repayment Instalment means each repayment instalment as specified in Clause 6 Repayment.

Screen Rate means the percentage rate per annum administered by the European Money Markets Institute (in respect of EURIBOR), or any other Person which takes over the administration of that rate, for the relevant period displayed on the appropriate page of the Reuters screen. If the relevant page is replaced or the service ceases to be available, the Bank (after consultation with the Borrower) may specify another page or service displaying the appropriate rate.

Parent Guarantee means the document set out in Schedule Parent Guarantee

Revolving Facility means the five-year revolving credit facility agreement dated as of March 27th 2015 with Xylem Inc as amended on 30th August 2016 and may be amended from time to time.

Security Interest means (the creation of) a pledge, charge, hypothecation, mortgage, lien or any other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect in the relevant jurisdiction.

Subsidiary means in relation to a specified Person any Person over which it has Control.

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

Utilisation Date means the date on which a Loan is made or to be made.

Utilisation Request means a request for a Loan in writing substantially in the form of Schedule Utilisation Request or in any other manner or form as accepted by the Bank.

2.	FACILITY

2.1	Availability

Subject to the terms of this Agreement, the Bank makes available to the Borrower a term loan facility in an aggregate amount of EUR 150,000,000.

The aggregate amount of the outstanding Loans may not exceed the Commitment at any moment in time.

3.	PURPOSE

The Borrower shall apply all amounts borrowed by it under the Facility towards the payment of the partial acquisition price of Sensus USA Inc. The Bank is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS

4.1	Conditions precedent

The first Loan may be requested by the Borrower only after the Bank has received all of the documents and evidence set out in Schedule Conditions Precedent in form and substance satisfactory to the Bank.

4.2	Utilisation Request

The Borrower may request a Loan by giving the Bank, via a method as approved by the Bank, a duly completed and duly executed Utilisation Request substantially in the form of Schedule Utilisation Request. A Utilisation Request must be given to the Bank no later than 09:30 Central European Time on the last Business Day before the Rate Fixing Day of the relevant Loan. A Utilisation Request is irrevocable.

4.3	Utilisation

The Bank is not obliged to make a Loan available if:

(a)	on the date of the Utilisation Request or on the Utilisation Date an Event of Default or Default is continuing or would result from that Loan;
(b)	the Borrower has issued a notice pursuant to Clause 8.5 Notification of Default;
(c)	the Utilisation Date is not a Business Day within the Availability Period;
(d)	the amount of the Loan is not at least EUR 150,000,000 and the currency of the Loan does not comply with Clause 2 Facility;
(e)	the Interest Period does not comply with Clause 5.1 Interest Periods;
(f)	as a result of the proposed utilisation more than one (1) Loan would be outstanding; and
(g)	as a result of the proposed utilisation the aggregate amount of the outstanding Loans would exceed the Commitment.

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4.4	Security

For the purpose of securing all present and future obligations at any time due, owing or incurred by the Borrower to the Bank under the Finance Documents, the Parent Guarantor shall create in favour of the Bank a Parent Guarantee. For the avoidance of doubt, this shall not prejudice the right of the Bank to proceed in accordance with Clause 13 Acceleration.

4.5	Cancellation of Commitment

The Commitment which, at that time, is unutilised shall be cancelled immediately at the end of the Availability Period.

5.	INTEREST AND FEES

5.1	Interest Periods
(a)	Each Loan has successive Interest Periods. The Borrower selects an Interest Period of six (6) months in the Utilisation Request for that Loan and for each subsequent Interest Period in an irrevocable notice received by the Bank not later than 9:30 Central European Time on the 3rd Business Day before the start of that Interest Period. Each Interest Period for a Loan will start on its Utilisation Date or (if applicable) on the first day after the expiry of its preceding Interest Period. The Bank will determine the appropriate Interest Period for any Unpaid Sum.
(b)	No Loans may be outstanding after the date on which the final l Repayment Instalment must be repaid.

5.2	Obligation to pay interest
(a)	The Borrower must pay interest on each Loan made available to it and on any Unpaid Sum on the last day of each Interest Period.
(b)	Except where it is provided to the contrary in this Agreement, the rate of interest for each Loan is the percentage rate per annum equal to the aggregate of the applicable Base Rate and Margin.

5.3	Margin

The Margin is 0.35% per annum.

5.4	Default interest

Upon the occurrence of an Event of Default1, the rate of interest referred to in Clause 5.2 Obligation to pay debit interest will be equal to the aggregate of:

(a)	the Base Rate for whatever Interest Period the Bank may deem appropriate;
(b)	the Margin; and
(c)	2.00% per annum.

5.5	Market disruption

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest for the Interest Period shall be the percentage rate per annum which is the sum of the Margin and the Cost of Funds.

5.6	Debiting of interest, costs and fees

Unless otherwise agreed in this Agreement, principal, interest, costs and fees payable by the Borrower may and will be debited by the Bank from any account of the Borrower with the Bank. In case an account will be designated by the Borrower in this respect, the Bank will debit the designated account if possible.

6.	REPAYMENT
(a)	The Borrower must repay the Loan made to it in one amount 12 (twelve) months after the Utilization Date.
(b)	No amount of a Loan repaid may subsequently be re-borrowed.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment – Illegality, Change of Control
(a)	If it becomes unlawful for the Bank or any of its Affiliates to perform any of its obligations, to fund, issue or maintain any Loan or to receive interest under any Finance Document, the Bank may immediately cancel the Commitment and/or declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.
(b)	The Borrower must promptly notify the Bank if it becomes aware of any Change of Control or intended Change of Control. After a Change of Control, the Bank may by not less than 5 days’ notice to the Borrower cancel the Commitment and/or declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

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7.2	Voluntary prepayment
(a)	Without prejudice to Clause 17.6 Break Funding Costs, the Borrower may, by giving not less than 10 Business Days prior notice to the Bank, prepay the Loan in whole or in part. Each prepayment notice is irrevocable and must specify the relevant date(s) and the amount of the Loan to be prepaid.
(b)	No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed.

8.	INFORMATION COVENANTS

8.1	Financial statements
(a)	The Borrower must supply to the Bank:
(i)	its audited financial statements prepared in accordance with IFRS and/or local GAAP for each financial year;
(b)	The Borrower shall supply the financial statements specified above as soon as the same become available but in any event:
(i)	in case of the annual audited financial statements of the Borrower, within 180 days after the end of each relevant financial period;
(c)	The Parent Guarantor must supply to the Bank:
(i)	its audited consolidated financial statements prepared in accordance with local GAAP for each financial year; and
(ii)	its interim consolidated financial statements for each quarter of each financial year.
(d)	The Parent Guarantor shall supply the financial statements specified above as soon as the same become available but in any event:
(i)	in case of the annual audited consolidated financial statements of the Parent Guarantor, within 180 days after the end of each relevant financial period; and
(ii)	in case of the quarterly interim consolidated financial statements of the Parent Guarantor, within 45 days after the end of each relevant financial period.
(e)	The Borrower and the Parent Guarantor must inform the Bank as soon as reasonably possible in case its auditor does not issue an audit report for the Borrower in respect of the financial statements.

8.2	Changes of financial year or in the method of financial reporting
(a)	The Borrower and the Parent Guarantor must notify the Bank of any proposed change of its financial year or to the manner in which its financial statements are prepared.
(b)	If requested by the Bank, the Borrower and the Parent Guarantor must supply to the Bank:
(i)	a full description of any change notified under paragraph (a) above;
(ii)	sufficient information to enable the Bank to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Bank under this Agreement prior to the implementation of the change; and
(iii)	positive sign -off by the Borrower’s auditor regarding the change.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

8.3	Compliance Certificate

Together with each set of its financial statements the Parent Guarantor must supply to the Bank a Compliance Certificate in accordance with Section 5.03 (c) (ii)of the Revolving Facility and a specification of the financial covenants’ calculation. The Compliance Certificate must be duly signed by two authorised signatories, of whom one must be the Parent Guarantor’s chief financial officer. A Compliance Certificate supplied with the Parent Guarantor’s audited financial statements, must also be signed by its auditor.

8.4	Information - miscellaneous

The Borrower must supply to the Bank:

(a)	copies of all material documents dispatched by the Borrower to its shareholders (or any class of them) and/or its creditors generally or any class of them, at the same time as they are dispatched to such shareholders and/or creditors by the Borrower;
(b)	all information on changes in the legal or organisational structure of the Borrower, its constitutional documents, the Persons that are authorised to sign on behalf of the Borrowers documents and notices in connection with this Agreement and/or Persons that are authorised to sign payment orders on behalf of the Borrowers, promptly following the relevant change;
(c)	promptly on request of the Bank, such information as the Bank requires to fulfil its know your customer requirements; and
(d)	promptly on request of the Bank, any further information regarding the financial condition and operations of the Borrower as the Bank may reasonably request.

8.5	Notification of Default

The Borrower must notify the Bank of the occurrence of any Default (and the steps being taken to remedy it) promptly upon becoming aware of its occurrence. The Parent Guarantor must promptly upon becoming aware thereof, notify the Bank of the

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expectation that the Parent Guarantor will not be able to comply with its obligations under Clause 9 Financial Covenants.

9.	FINANCIAL COVENANTS

The Parent Guarantor agrees to be bound by and that it shall comply with the Leverage Ratio 4.0x as stipulated and defined in Section 6.05 of the Revolving Facility and a specification of the financial covenants’ calculation. The Parent Guarantor shall comply with the above mentioned Leverage Ratio 4.0x also in case the - Revolving Facility is cancelled or otherwise ceases to be valid. The Compliance Certificate must be duly signed by two authorised signatories, of whom one must be the Parent Guarantor’s chief financial officer. A Compliance Certificate supplied with the Parent Guarantor’s audited financial statements, must also be signed by its auditor.

10.	GENERAL COVENANTS

10.1	General

The Borrower agrees to be bound by the covenants set out in this Clause 10 General Covenants relating to it.

10.2	Borrowing for own account/no trustee

The Borrower declares that all Loans will be drawn by the Borrower for use in connection with funding of the Acquisition.

For the purpose of this Clause 10, “Acquisition” means the purchase, directly or indirectly, by Xylem Inc of the shares in Sensus USA Inc., a company duly incorporated under the laws of Delaware, Sensus Metering Systems (Luxco 1) S.à r.l., a Luxembourg société à responsabilité limitée, and each of their direct and indirect subsidiaries.

10.3	Compliance with laws, constitutional documents and agreements

The Borrower must comply in all material respects with all relevant provisions of all laws and regulations, any court or administrative order, its constitutional documents and any agreement and other document to which it is a party or pursuant to which it or any of its assets is subject.

10.4	Negative pledge
(a)	Except as provided in paragraph (b) below, the Borrower may not create or allow to exist any Security Interest on any of its present or future assets.
(b)	Paragraph (a) does not apply to:
(i)	any Security Interest constituted by or entered into pursuant to a Finance Document;
(ii)	any Security Interest comprising a netting or set-off arrangement (including cash pooling) entered into by the Borrower in the ordinary course of its banking arrangements;
(iii)	any Security Interest or other lien arising by operation of law and in the ordinary course of trading of the Borrower; or
(iv)	any Security Interest securing indebtedness the amount of which (when aggregated with the amounts of any other indebtedness which has the benefit of a Security Interest given by the Borrower, other than any permitted security under (i), (ii), (iii) or (iv), does not exceed 10% of the total assets (or its equivalent in any other currency) of the Borrower at any time.

10.5	Disposals
(a)	Except as provided below in paragraph (b), the Borrower may not, either in a single transaction or in a series of transactions whether related or not, dispose of all or any material part of its assets.
(b)	Paragraph (a) does not apply to any disposal:
(i)	from a member of the Group (other than the Borrower) to another member of the Group (other than the Borrower);
(ii)	made in the ordinary course of business of the disposing entity; or
(iii)	other than under (i) or (ii) where the aggregate amount of those disposals does not exceed €50,000,000 (or its equivalent in any other currency) at any time in any financial year of the Borrower.

10.6	Financial Indebtedness
(a)	Except as provided below in paragraph (b), the Borrower may not incur any Financial Indebtedness.
(b)	Paragraph (a) does not apply to any Financial Indebtedness:
(i)	incurred by the Borrower from another member of the Group;
(ii)	incurred under or in relation to the Finance Documents and/or incurred under any other finance document as agreed between a member of the Group and (an Affiliate of) the Bank
(iii)	subordinated to the satisfaction of the Bank;
(iv)	other than under (i), (ii), (iii) or (iv) which in aggregate does not exceed €300,000,000 (or its equivalent in any other currency) at any time.

10.7	Loans out
(a)	Except as provided in paragraph (b) below, the Borrower may not extend loans or be a creditor in respect of any Financial Indebtedness.
(b)	Paragraph (a) does not apply to any loan or trade credit:
(i)	from a member of the Group (other than the Borrower) to another member of the Group (other than the Borrower);

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(ii)	extended on arm’s length terms and in in the ordinary course of business of the relevant member of the Group; or
(iii)	other than under (i), (ii) or (iii), provided that the aggregate amount thereof does not exceed €50,000,000 (or its equivalent in any other currency) at any time.

10.8	No Guarantees or indemnities
(a)	Except as provided in paragraph (b) below, the Borrower may not guarantee the obligations of any other Person or assume joint and several liability for or commit itself as surety for those obligations.
(b)	Paragraph (a) does not apply to:
(i)	guarantees on arm’s length terms and given in the ordinary course of business of the relevant member of the Group;
(ii)	any obligation under the Finance Documents or under any other finance document as agreed between a member of the Group and (an Affiliate of) the Bank; or
(iii)	other guarantees than under (i), (ii) or (iii), provided that the aggregate amount thereof does not exceed €50,000,000 (or its equivalent in any other currency) at any time.

10.9	Acquisitions

The Borrower may not make any acquisition to the extent that the consideration (when aggregated with the consideration of all other acquisitions by members of the Group (excluding the Acquisition) in any financial year of the Borrower) exceeds €200,000,000 (or its equivalent in any other currency) at any time.

10.10	Pari Passu

The Borrower shall ensure that at all times any unsecured and unsubordinated claims of the Bank against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

11.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 11 Representations to the Bank on the date of this Agreement. The representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

11.1	Status

It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation. It has the power to own its assets and carry on its business as it is being conducted.

11.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

11.3	Non-conflict with other obligations

The entry into and performance by it of, and the transaction contemplated by, the Finance Documents do not and will not conflict in any material respect with (i) any law or regulation applicable to it, (ii) any constitutional documents of the Borrower or (iii) any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group assets.

11.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

11.5	Validity and admissibility in evidence

All Authorisations required (i) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents, and (ii) to make the Finance Documents admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

11.6	Governing law and enforcement

The choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation. Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

11.7	No Default

No Event of Default is continuing or is reasonably likely to result from the utilisation of the Facility or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

11.8	No Misleading Information

All the information supplied to the Bank were and continue to be true and accurate in any material respect; in particular, the financial statements furnished to the Bank fairly and completely reflect the financial status of the Borrower as on the date of and for the period to which they refer and are not affected by any material change since the date these accounts were drawn up.

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11.9	No Litigation

No litigation, attachment, arbitration, administrative procedure, which has or might have an adverse effect on the financial condition of the Borrower or on the ability of the Borrower to perform its obligations under the Finance Documents, or a reorganization or bankruptcy procedure is not pending or not resolved save for those disclosed upon the signing of this Agreement.

12.	EVENTS OF DEFAULT

Each of the events set out in this Clause 12 Events of Default is an Event of Default.

12.1	Non-payment

The Borrower does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment is caused by a technical or administrative error and is remedied within three (3) Business Days of the due date.

12.2	Breach of other obligations
(a)	The Parent Guarantor does not comply with any term of Clause 9 Financial Covenants;
(b)	The Borrower does not comply with any term of Clause 10 General Covenants; or
(c)	The Borrower does not comply with any term of the Finance Documents (other than those referred to in Clause 12.1 Non–payment or under paragraph (b) above) provided that no Event of Default under this paragraph (c) will occur if the non-compliance is capable of remedy and is remedied within 14 days of the earlier of (i) the Bank giving notice or (ii) the Borrower becoming aware of the non-compliance.

12.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

12.4	Cross-default
(a)	Any Financial Indebtedness of a member of the Group is not paid when due (after the expiry of any originally applicable grace period);
(b)	Any Financial Indebtedness of a member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);
(c)	Any commitment for any Financial Indebtedness to a member of the Group is reduced, cancelled or suspended as a result of the occurrence of an event of default (however described), or
(d)	Any creditor of a member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described);
unless the aggregate amount of Financial Indebtedness indicated in paragraphs (a), (b), (c) and (d) above is less than EUR 50,000,000 (or its equivalent in any other currency)
(e)	Any event of default (however described) under any agreement or document entered into or issued by a Person to secure the obligations of the Borrower under this Agreement.

12.5	Insolvency, dissolution or attachment
(a)	Any member of the Group or any of its creditors applies for moratorium or files for bankruptcy or any other equivalent that materially qualifies as insolvency of that member, or any member of the Group is declared bankrupt or insolvent by a competent authority, a petition is presented for its winding-up or liquidation, is subject to a moratorium or any other equivalent that materially qualifies as insolvency, is unable or admits its inability to pay its debts as they fall due, suspends making payments on any of its debts (or announces an intention to do so), begins negotiations with its creditors for the rescheduling of any of its indebtedness, offers a composition, compromise, concordat, assignment or arrangement to its creditors, is being dissolved or decides (or another corporate body of such Person decides or consents to such a decision) to carry out any of the above mentioned actions. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
(b)	The appointment of a liquidator, receiver, administrator or other similar officer in respect of any member of the Group or any of its assets.
(c)	The enforcement of any Security Interest over any assets of one or more members of the Group.
(d)	Any asset(s) of one or more members of the Group is affected by an expropriation, executorial attachment, sequestration, distress or execution or a provisional attachment which is not discharged or set aside within 30 days.
(e)	A member of the Group acts or decides, or is the subject of an act or decision, in a foreign jurisdiction which is comparable with an act or decision described in the paragraphs (a), (b), (c) or (d) above.

12.6	Changes within the Borrower

The Borrower’s articles of association or internal rules or regulations are, in the opinion of the Bank, materially amended or the corporate structure of the Group is, in the opinion of the Bank, changed significantly, by a merger, demerger, winding up, conversion, takeover or otherwise.

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12.7	Cessation of business

The Borrower ceases, or threatens to cease, to carry on all, or a material part of its business.

12.8	Qualified audit report

The Borrower’s auditor issues a qualified audit report in respect of the audited financial statements which the Bank considers material (acting reasonably).

12.9	Material adverse change

Any (series of) event(s) (which specifically includes a change in law or regulation) which have or, in the opinion of the Bank, are reasonably likely to have a Material Adverse Effect.

12.10	Invalidity and unenforceability of the Finance Documents
(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.
(b)	Any Finance Document is not effective or enforceable in accordance with its terms or is alleged by the Borrower to be ineffective and/or unenforceable in accordance with its terms for any reason.
(c)	The Borrower repudiates or rescinds a Finance Document or evidences an intention to repudiate or rescind a Finance Document.

13.	ACCELERATION

Without prejudice to any other rights it may have under this Agreement, if an Event of Default occurs or is continuing, the Bank may, by notice to the Borrower:

(a)	cancel the Commitment in whole or in part;
(b)	declare that any and all amounts outstanding under the Finance Documents are:
i)	immediately (without a default notice being required) due and payable (as a result of which all outstanding Loans including accrued interest and any other amounts due by the Borrowers under the Finance Documents (including Break Funding Costs) are immediately due and payable), or
ii)	payable on first demand by the Bank (as a result of which all outstanding Loans including accrued interest and any other amounts due by the Borrowers under the Finance Documents (including Break Funding Costs) will become payable on first demand by the Bank;

14.	PAYMENTS AND SET-OFF

14.1	Currency of account
(a)	Each (re)payment in respect of Loans, Unpaid Sums, interest, costs, expenses or taxes shall be made in the currency in which such amounts are denominated or, if applicable, incurred.
(b)	Any amount expressed to be payable in a specific currency shall be paid in that currency.

14.2	Place of payment

Without prejudice to Clause 5.8 Debiting of Interest, Cost and Fees, all payments to the Bank under the Finance Documents shall be made into the account specified by the Bank.

14.3	No set-off

All payments made by the Borrower under the Finance Documents must be made without set-off or counterclaim with the exception of counterclaims which are not in dispute between the Borrower and the Bank or have been legally established.

14.4	Set-off by the Bank

The Bank is at all times entitled to set off any debt receivable by it from the Borrower under or in connection with the Finance Documents (each a claim) against any debt owed by the Bank to the Borrower (each a debt) regardless of the currency in which the relevant claim and the relevant debt are denominated.

14.5	Business Days

If a payment under a Finance Document is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month or if there is no such day in that calendar month the preceding Business Day.

14.6	Priority of payments

If the funds provided by the Borrower for the payment of amounts due under the Finance Documents are insufficient, the priority of payments shall be determined by the Bank irrespective of the due date of the particular amounts or any instruction of the Borrower.

15.	INCREASED COST

The Borrower shall, within three Business Days of a written demand from the Bank, pay to the Bank the amount equal to any Increased Cost incurred by the Bank or any of its Affiliates as a result of:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (with or without having the force of law) made after the date of this Agreement;

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(b)	compliance with any law or regulation (with or without having the force of law) made after the date of this Agreement; or
(c)	the implementation or application of or compliance with Basel III or any law or regulation that implements, applies or amends Basel III.

For this Clause Basel III means:

(a)	Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC (CRD IV);
(b)	Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012 (CRR); and
(c)	any and all other agreements, rules, guidance, regulations and/or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

16.	EVIDENCE AND CALCULATIONS

16.1	Evidence

In the absence of manifest error:

(a)	accounts maintained by the Bank will be conclusive evidence of the existence and the amount of the obligations of the Borrower under any Finance Document; and
(b)	a determination by the Bank of a fee, an interest rate or amount under any Finance Document will be conclusive evidence.

16.2	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

17.	INDEMNITY AND GROSS UP

17.1	Indemnity

The Borrower must indemnify the Bank promptly upon demand against any costs, loss or expenses (including notarial and legal fees) which the Bank incurs in connection with (i) the occurrence of, or investigating any event or circumstances which the Bank reasonably believes to be a Default or an Event of Default, (ii) the enforcement of the performance by the Borrower of its obligations, or the preservation of any rights, under or in connection with the Finance Documents and (iii) the creation, execution, modification and termination of or the Parent Guarantee.

17.2	Currency indemnity

If any sum due from the Borrower under the Finance Documents has to be converted into another currency, that Borrower shall as an independent obligation within 3 Business Days of a written demand: (i) indemnify the Bank against any loss, cost or liability; and (ii) make such additional payment to the Bank necessary to enable it to exchange the sum received against the exchange rate available to it at the time it is received, into the sum and currency originally expressed to be due under the Finance Documents. The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than the currency in which it is expressed to be payable.

17.3	Gross up

The Borrower must make all payments to be made under the Finance Documents without any tax deduction, unless a tax deduction is required by law. If a tax deduction is required by law to be made by the Borrower or the Bank, the amount of the payment due from the Borrower will be increased to an amount which (after making the tax payment) leaves an amount equal to the payment which would have been due if no tax payment had been required.

17.4	Stamp duty

The Borrower shall pay and indemnify the Bank against any cost, loss or liability that the Bank incurs in relation to all stamp duty, registration and other similar taxes payable in respect of any Finance Document.

17.5	Value added tax

All amounts payable under a Finance Document to the Bank shall be deemed to be exclusive of any value added tax (VAT). If VAT is chargeable, the Borrower shall, pay to the Bank (in addition to and at the same time as paying the original amount) an amount equal to the amount of the VAT. Where a Finance Document requires the Borrower to reimburse or indemnify the Bank for any costs or expenses, the Borrower shall, at the same time reimburse and indemnify the Bank against all VAT incurred by the Bank in respect of the costs or expenses save to the extent that the Bank is entitled to repayment or credit in respect of such VAT.

17.6	Break Funding Costs

If a Loan is repaid prior to the end of its Interest Period, the relevant Borrower must pay to the Bank the Break Funding Costs attributable to that Loan.

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18.	CHANGES TO THE DOCUMENTS AND PARTIES

18.1	Amendments, waivers and consents

Any waiver, amendment and consent in relation to or under the Finance Documents must be agreed upon in writing.

18.2	Transfers by the Borrower

The Borrower may not assign or transfer any of its rights or obligations under any Finance Document without the prior written consent of the Bank.

18.3	Transfers by the Bank

The Bank may freely assign, transfer or otherwise create a Security Interest over any or all of its rights and/or any or all of its obligations under any Finance Document. To the extent necessary, the Borrower hereby unconditionally and irrevocably agrees in advance to cooperate with and in advance approves any assignment, transfer or the creation of any Security Interest in accordance with this Clause.

19.	NOTICES

19.1	Manner of giving notices
(a)	Any communication in connection with a Finance Document must be in writing, or, if agreed or indicated by the Bank, electronically (including, but not limited to, e-mail), and must be duly signed and, unless stated otherwise, may be made by letter, sent by post, attached to an e-mail or by fax.
(b)	The Bank may rely on the literal wording of any notice (purporting to be) from the Borrower and is not obliged to verify the contents thereof. Incompleteness or distortion of a notice is for the risk of the sender thereof.
(c)	The Bank will not be liable for any loss and/or damage resulting from the use of fax or electronic means of communication, including, but not limited to, loss or damage resulting from failure or delay in delivery, interception or manipulation by third parties or computer programs used for electronic communications and transmission of viruses.

19.2	Contact details
(a)	Subject to the provisions of this Clause and unless expressly agreed otherwise in writing between the Bank and the Borrower, the contact details of each Party for all communications are those notified by that Party on or before the date it becomes a Party to this Agreement.
(b)	The contact details of the Borrower are: Xylem Europe GmbH attn: Mr. Thomas Joakim Brannemo Bleicheplatz 6 8200 Schaffhausen, Switzerland
(c)	The contact details of the Bank are:
ING Bank, a branch of ING-DiBa AG
attn. Corporate and FI Lending (CFIL)
Hamburger Allee 1, 60486 Frankfurt am Main, Germany
E-mail: Philip.Reibel@ing.de and Ingo.Steen@ing.de and SP_CB-DE-ING-LOAN-ADMINISTRATION@ing.de
(d)	A Party may change its contact details by giving 5 Business Days’ notice to the Bank (or in the case of the Bank, to the other Parties).Any communication or document to be made or delivered to the Bank will only be effective if and when actually received by the Bank. Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

20.	GENERAL TERMS AND CONDITIONS

The general terms and conditions of the Bank attached hereto as Schedule General Terms and Conditions shall be applicable. By the execution of the Agreement each Obligor acknowledges receipt of a copy of these conditions and agrees to the terms. In the event of a conflict between these conditions and the terms of the Agreement, the terms of the Agreement shall prevail.

21.	DISCLOSURE OF CONFIDENTIAL INFORMATION

The Borrower irrevocably consents to the disclosure by the Bank, to the extent allowed by applicable law, of any (confidential) information, including personal data, regarding the Borrower and the Finance Documents including information which is, if applicable, subject to bank secrecy rules, to:

(a)	the Bank’s Affiliates, professional advisers, auditors, representatives and service providers;
(b)	any Person to whom the Bank (intends to) assign(s) or transfer(s) or create(s) a Security Interest over all or a part of its rights or obligations under the Finance Documents, and to any of that entity’s Affiliates and other entities, including professional advisers, to the extent necessary or desired to conclude and perform such assignment, transfer or Security Interest; and
(c)	any Person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority, the rules of any stock exchange or pursuant to any applicable law or regulation.

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22.	MISCELLANEOUS
(a)	No failure or delay by the Bank in exercising any right or remedy under the Finance Documents shall operate as a waiver thereof, no single or partial exercise of any such right or remedy shall prevent any other or further exercise thereof or the exercise of any other right or remedy, and the rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.
(b)	If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable, it shall not affect or impair the legality, validity or enforceability of any other provisions of the Finance Documents.
(c)	The Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

23.	GOVERNING LAW AND JURISDICTION
(a)	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of Germany.
(b)	The courts of Frankfurt a.M. in Germany, in first instance, have jurisdiction to settle any dispute in connection with this Agreement. This submission shall not limit the rights of the Bank to take proceedings in any other court which may exercise jurisdiction over the Borrower or any of its assets.

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SCHEDULE 1

CONDITIONS PRECEDENT

PART 1

TO BE DELIVERED BEFORE THE FIRST UTILISATION

(1)	A certified copy of the articles of association or constitutional documents of the Borrower and the Parent Guarantor.

(2)	Certified copies of up to date excerpts from the commercial register, a signature-card with a specimen of the signature, copies of the identity cards/passports and, if applicable, all additional documentation evidencing that the Person(s) executing a document or notice on behalf of the Borrower are entitled to represent the Borrower and the Parent Guarantor.

(3)	All information that the Bank needs to fulfil its know your customer requirements and comply with applicable anti money-laundering legislation.

(4)	A copy of the Group structure chart, including the ultimate parent of the Borrower.

(5)	A copy of the most recent audited financial statements of the Borrower.

(6)	A copy of the most recent audited consolidated financial statements of the Parent Guarantor.

(7)	Legal opinions: legal opinion on the executed Parent Guarantee (to be prepared by ING’s lawyer in the US) and capacity opinion done by ING legal in Switzerland

(8)	A copy of the duly executed Parent Guarantee and relevant Finance Documents.

(9)	A copy of the resolution of the board of directors of the Borrower and the Parent Guarantor approving the transaction and the execution of the Finance Documents.

(10)	A copy of the resolution/letter of the shareholder(s) of the Borrower.

(11)	A certified confirmation of the regulatory approval of the acquisition finance of Sensus USA Inc.

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SCHEDULE 2

PARENT GUARANTEE

Xylem Inc. Parent Guarantee dated October                 , 2016

The undersigned, Xylem Inc., incorporated in Indiana, U.S.A. and having its registered office and principal place of business at 1 International Drive, Rye Brook, NY 10573 U.S.A., hereinafter referred to as the “Guarantor”, hereby unconditionally and irrevocably guarantees as an independent obligation to and in favor of ING Bank, a Branch of ING-DiBa AG, for itself, its branches and all of its direct and indirect holding companies, subsidiaries and/or any of its or their affiliates, branches and offices (hereinafter collectively referred to as the “Bank”), the correct and prompt fulfilment of any and all debt and liabilities, actual or contingent, present or future of Xylem Europe GmbH, incorporated in Switzerland and having its registered address at Schaffhausen, Switzerland (hereinafter referred to as the “Borrower”) under or in connection with the Euro 150,000,000 Term Loan Agreement dated October         , 2016, entered into with the Bank, as amended and supplemented from time to time (hereinafter referred to as the “Agreement”) including without limitation any debts or liabilities under the Agreement (hereinafter collectively referred to as the “Obligations”).

Capitalized terms used herein and not otherwise defined herein shall have the same meaning as given those terms in the Agreement, unless the context requires otherwise.

The Guarantor represents and warrants to the Bank that:

(a)	it is duly organized and validly existing under the laws of the state of its incorporation and is in good standing under the aforesaid laws and it has full corporate power and authority to enter into this Guarantee;
(b)	the execution, delivery and performance of this Guarantee and the performance of the obligations of the Guarantor hereunder have been duly authorized by all necessary corporate action and other actions required on the part of the Guarantor
(c)	this Guarantee constitutes legal, valid and binding obligations of the Guarantor, subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;
(d)	neither the execution, delivery and performance by the Guarantor of this Guarantee nor the payment of any or all amounts due hereunder nor the compliance with the terms and conditions hereof will:
(i)	violate any law, administrative regulation or court judgement or decree; or
(ii)	conflict with the certificate of incorporation of the Guarantor;
(e)	all provisions of the Agreement are, and all provisions of the Transactions are or will be, fully known to and approved by the Guarantor.

The Guarantor therefore undertakes upon first written demand of the Bank to pay – without set-off or counterclaim – as its own debt to the Bank the amount of the Obligations demanded by the Bank within ten (10) Business Days following the day on which the demand is received by the Guarantor. The determination by the Bank of the amount shall, in the absence of manifest error, be conclusive and binding on the Guarantor.

The Bank shall be entitled to make more than one demand against the Guarantor, and each written demand of the Bank shall contain a declaration that the Borrower has failed to fulfil its Obligations in whole or in part.

All sums payable by the Guarantor under this Guarantee, whether in respect of principal, interest, fees or otherwise, shall be paid free and clear of and without any deduction or withholding or payment for or on account of any present or future tax (other than any income tax on overall net income of the Bank) levied or imposed. If any such deduction or withholding shall be required to be made by any competent authority, the Guarantor shall forthwith pay to the Bank such additional sums as shall result in the Bank receiving the same net amount as it would have received in the absence of such deduction or withholding.

The Guarantor’s liability under this Guarantee is irrevocable, absolute and unconditional, and shall not be impaired, affected or discharged by reason of (and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to):

(a)	any variation in the terms or provisions of the Agreement or the Transactions;
(b)	any time or other indulgence granted by the Bank to the Borrower or any other person or any forbearance (whether as to payment, time, performance or otherwise howsoever) or absence of any action to enforce the Agreement or the Transactions which might but for this provision have any such effect;

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(c)	unenforceability, invalidity or termination of, or any irregularity in the Agreement or the Transactions or the execution of either by the Borrower or any other person or any deficiency in the power of the Borrower or any other person to enter into and perform its obligations under the Agreement or the Transactions (whether or not known to the Bank);
(d)	the recovery of any judgment against the Borrower or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor, except in each case for satisfaction in full of the Obligations.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and notice of dishonor.

The Guarantor’s liability shall include an obligation to compensate the Bank for any reasonable out-of-pocket costs and expenses, including without limitation reasonable legal fees, incurred in enforcing this Guarantee (collectively, “Bank Expenses”).

This Guarantee shall be binding upon and shall inure to the benefit of the Bank and its respective successors and assigns and references in this Guarantee shall be construed accordingly.

This Guarantee is a continuing guarantee and shall remain in full force and effect and be binding upon Guarantor until the Borrower is no longer entitled to incur additional Obligations and all Obligations have been satisfied in full, at which time this Guarantee shall automatically be cancelled; provided that this Guaranty shall continue to be effective or be reinstated (as the case may be) in the event the payment or collateralization of any of the Obligations or any part thereof is rescinded or must be otherwise restored or returned by the Bank upon a bankruptcy of the Borrower or otherwise.

This Guarantee and all rights and obligations hereunder or in connection herewith shall be governed by and construed in accordance with the laws of the State of New York. The Guarantor hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States of America located in the borough of Manhattan or in the United States District Court for the Southern District of New York for any action, suit, or proceeding arising out of or relating to this Guarantee and the transactions contemplated hereby. The Guarantor hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this letter agreement in the courts of the State of New York or the United States of America located in the borough of Manhattan or the United States District Court located in the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

Each of Guarantor and Bank hereby waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this guarantee, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims. Each of Guarantor and Bank hereby states that it knowingly and voluntarily waives its rights to a jury trial. In the event of litigation, a copy of this guarantee may be filed as a written consent to a trial by the court.

Notwithstanding anything to the contrary contained herein, in no event shall Guarantor’s payment obligations under this Guarantee exceed the sum of (a) any unpaid Obligations and (b) Bank Expenses.

IN WITNESS WHEREOF, the undersigned has executed this Guarantee as of the date first above written.

XYLEM INC.

By:
Name:
Title:

Acknowledged

ING BANK, a Branch of ING-DiBa AG

By:
Name:
Title:

By:
Name:
Title:

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SCHEDULE 3

UTILISATION REQUEST

To:	[ING ENTITY]
From:	[BORROWER]
Date:	[DATE]

[NAME COMPANY] – EUR [●] Term Loan Agreement dated [DATE] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Capitalised terms used herein have the meaning given to those terms in the Agreement unless defined otherwise herein.
2.	We wish to borrow a Loan on the following terms:
(a)	Utilisation Date: [●];
(b)	Amount [and currency]: €[●];
(c)	Interest Period: [●] months.
3.	The bank account to which the Loan should be paid is: bank account [●] in the name of [●] held at [●].
4.	We confirm that each condition precedent under Clause 4.1 Conditions precedent of the Agreement which must be satisfied on the date of this Utilisation Request is so satisfied and that there are no circumstances as described in Clause 4.3 Utilisation of the Agreement on the basis of which the Bank would not be obliged to extend the Loan.
5.	This Utilisation Request is irrevocable.

[BORROWER]

By: [●]

Title: [●]

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SIGNATORIES

XYLEM EUROPE GMBH

/s/Tomas Brannemo
By: Tomas Brannemo Title: President Xylem Europe GmbH

XYLEM INC.

/s/Samir H. Patel
By: Samir H. Patel Title: Vice President & Treasurer

ING BANK, a branch of ING-DiBa AG

/s/ Klaus Berthold	/s/ Ingo Steen
By: Klaus Berthold Title: Director	By: Ingo Steen Title: Vice President

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